Exhibit 99.1

BioTelemetry, Inc. Reports Third Quarter 2019 Financial Results

Exceeds Expectations

Delivers Double Digit Revenue Growth

Malvern, PA – November 5, 2019 – BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the third quarter ended September 30, 2019.

Quarter Highlights

•	Recognized quarterly revenue of $111.3 million
•	Reached 11.3% year-over-year revenue growth
•	Achieved 29th consecutive quarter of year-over-year revenue growth
•	Reported GAAP net income of $8.3 million
•	Realized quarterly adjusted EBITDA of $31.5 million, or 28.3% of revenue

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “The third quarter was another excellent quarter for BioTelemetry, highlighted by 11% revenue growth and an adjusted EBITDA margin of 28%. These results exceeded our expectations and marked the 29th consecutive quarter of year-over-year growth. Demand remained strong for our Healthcare services, driven primarily by our extended Holter and MCT, which accelerated to 11% growth in the third quarter. We also benefitted from our 2019 acquisitions, Geneva and ADEA Medical, as well as continued growth in our Research and digital population health businesses. Our adjusted EBITDA margin also exceeded our expectations as a result of our continued focus on operational efficiencies.

“Our momentum was strengthening as we entered the fourth quarter. However, approximately two weeks ago, we detected suspicious activity on our information technology network. As part of our comprehensive response plan, we immediately took certain systems offline to contain the activity and engaged an outside forensics team to conduct an independent investigation. Substantially all systems have resumed, and our technical team continues to work closely with third-party consultants to further address this matter. There has been no evidence of any unauthorized transfer or misuse of customer or employee data. As always, our primary focus remains our customers and patients.

“This incident did temporarily disrupt our services, which we expect will impact our fourth quarter results. Given the information we currently have, we now expect our full year 2019 revenue to be in the range of $435 to $440 million.

“As we close out 2019, we will continue to execute on our proven growth strategy. Given the strong fundamentals of our core business, coupled with our acquisitions, which have more than doubled our addressable market, we expect 2020 to be another outstanding year with double digit organic growth.”

Third Quarter Financial Results

Revenue for the third quarter 2019 was $111.3 million compared to $100.0 million for the third quarter 2018, an increase of $11.3 million, or 11.3%.

Gross profit for the third quarter 2019 was $69.3 million, or 62.3% of revenue, compared to $62.7 million, or 62.7% of revenue, for the third quarter 2018.

On a GAAP basis, net income attributable to BioTelemetry, Inc. for the third quarter 2019 was $8.3 million, or $0.23 per diluted share, compared to net income attributable to BioTelemetry, Inc. of $16.0 million, or $0.45 per diluted share, for the third quarter 2018. The decline in net income attributable to BioTelemetry, Inc. is primarily due to a $4.7 million increase in income tax expense, with a prior year tax benefit from discrete items, as well as the ongoing investments in our salesforce and technology. While the Company’s expected annual effective tax rate is approximately 20%, as a result of the utilization of net operating loss carryforwards, the Company expects to use approximately $1-2 million of cash for taxes in 2019.

On an adjusted basis1, net income attributable to BioTelemetry, Inc. for the third quarter 2019 was $18.8 million, or $0.52 per diluted share. This compares to adjusted net income attributable to BioTelemetry, Inc. of $19.2 million, or $0.53 per diluted share, for the third quarter 2018. The impact of the ongoing investments in our salesforce and technology is being offset by the revenue growth. The details regarding adjusted net income are included in the reconciliation tables included in this release.

1 The Company believes that providing non-GAAP financial measures offers a meaningful representation of our performance, as we exclude expenses that are not necessary to support our ongoing business. We also make adjustments to facilitate year over year comparisons. Please refer to our “Reconciliation of GAAP to Non-GAAP Financial Measures” in this release for additional information.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Tuesday, November 5, 2019, at 5:00 PM Eastern Time. The call will be webcast on the investor information page of our website, www.gobio.com/investors/events. The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc. is the leading remote medical technology company focused on delivery of health information to improve quality of life and reduce cost of care.  We provide remote cardiac monitoring, centralized core laboratory services for clinical trials, remote blood glucose monitoring and original equipment manufacturing that serves both healthcare and clinical research customers.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in our future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Examples of forward-looking statements include statements we make regarding the successful execution of our operating plan, Geneva Healthcare’s and ADEA Medical’s growth and the success of the combined entity, our ability to increase demand for our products and services, to grow our market share, to expand in the European market, our expectations regarding revenue trends in our segments, and our growth expectations for 2020. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things: our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business; our ability to educate physicians and continue to obtain prescriptions for our products and services; changes to insurance coverage and reimbursement levels by Medicare and commercial payors for our products and services; our ability to attract and retain talented executive management and sales personnel; the commercialization of new competitive products; the outcome of our pending and ongoing incident investigation, including our discovery of additional information relating to the incident and our customers’ and other stakeholders’ reactions to that additional information; costs related the incident investigation and resulting liabilities; our ability to obtain and maintain required regulatory approvals for our products, services and manufacturing facilities; changes in governmental regulations and legislation; our ability to obtain and maintain adequate protection of our intellectual property; acceptance of our new products and services; adverse regulatory action; interruptions or delays in the telecommunications systems that we use; our ability to successfully resolve outstanding legal proceedings; and the other factors that are described in “Part I; Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018, as well as the factors that are described in “Part II; Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law.

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$111,291	$100,013	$327,073	$295,869
Cost of revenues	41,952	37,276	122,716	109,329
Gross profit	69,339	62,737	204,357	186,540
Gross profit %	62.3%	62.7%	62.5%	63.0%

Operating expenses:
General and administrative	29,651	26,325	87,845	81,785
Sales and marketing	12,572	10,120	37,807	32,535
Bad debt expense	5,858	5,157	16,385	16,911
Research and development	3,661	2,429	10,526	8,451
Other charges	2,598	1,330	7,902	11,623
Total operating expenses	54,340	45,361	160,465	151,305

Income from operations	14,999	17,376	43,892	35,235

Other expense:
Interest expense	(2,338)	(2,408)	(7,358)	(6,982)
Loss on equity method investment	(65)	(54)	(251)	(238)
Other non-operating (expense)/income, net	(845)	(194)	(1,813)	543
Total other expense	(3,248)	(2,656)	(9,422)	(6,677)

Income before income taxes	11,751	14,720	34,470	28,558
(Provision for)/benefit from income taxes	(3,468)	1,281	(6,202)	2,923
Net income	8,283	16,001	28,268	31,481

Net loss attributable to noncontrolling interests	-	-	-	(946)

Net income attributable to BioTelemetry, Inc.	$8,283	$16,001	$28,268	$32,427

Net income per share attributable to BioTelemetry, Inc.:
Basic	$0.24	$0.48	$0.83	$1.00
Diluted	$0.23	$0.45	$0.78	$0.91

Weighted average number of common shares outstanding:
Basic	33,908	33,003	33,885	32,488
Diluted	36,268	35,918	36,445	35,566

BioTelemetry, Inc.

Consolidated Balance Sheet

	(unaudited)
	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$61,573	$80,889
Healthcare accounts receivable, net	56,832	37,754
Other accounts receivable, net	15,637	14,874
Inventory	6,389	7,323
Prepaid expenses and other current assets	9,712	5,820
Total current assets	150,143	146,660

Property and equipment, net	55,608	48,377
Intangible assets, net	133,593	129,653
Goodwill	304,101	238,814
Deferred tax asset	12,828	19,975
Other assets	19,891	3,322
Total assets	$676,164	$586,801

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,287	$18,157
Accrued liabilities	28,487	24,689
Current portion of finance lease obligations	490	1,652
Current portion of long-term debt	12,813	5,125
Total current liabilities	61,077	49,623

Long-term portion of finance lease obligations	348	117
Long-term debt	182,825	193,424
Other long-term liabilities	71,007	33,152
Total liabilities	315,257	276,316

Total equity	360,907	310,485

Total liabilities and equity	$676,164	$586,801

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended
(unaudited)	September 30, 2019
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$14,999	$11,751	$8,283	$0.23
Non-GAAP Adjustments:
Other charges (a)	2,598	2,598	2,598
Acquisition amortization (b)	3,668	3,668	3,668
Other expense (c)	-	677	677
Interest expense on contingent consideration (d)	-	110	110
Income tax effect of adjustments (e)	-	-	(1,436)
Impact of NOL utilization (f)	-	-	4,903
Non-GAAP Adjusted	$21,265	$18,804	$18,803	$0.52

	Three Months Ended
(unaudited)	September 30, 2018
(in thousands, except per share data)	Income from Operations	Income before Income Taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$17,376	$14,720	$16,001	$0.45
Non-GAAP Adjustments:
Other charges (a)	1,330	1,330	1,330
LifeWatch amortization (b)	3,267	3,267	3,267
Income tax effect of adjustments (e)	-	-	(103)
(Benefit) of discrete items / NOL utilization (f)	-	-	(1,338)
Non-GAAP Adjusted	$21,973	$19,317	$19,157	$0.53

a)	In the third quarter 2019, other charges of $2.6 million were primarily due to $2.1 million of patent litigation and other legal costs and $0.5 million of integration expense related to our acquisitions. In the third quarter 2018, other charges of $1.3 million were due primarily to $0.7 million for the continued integration and restructuring activities related to the LifeWatch acquisition and $0.3 million for patent litigation.

b)	In the third quarter 2019 and the third quarter 2018, we recognized $3.7 million and $3.3 million of expense, respectively, related to the amortization of intangibles as a result of our acquisitions. We have excluded this amortization of intangibles from adjusted net income due to the non-operational nature of the expense. This amortization was recorded as a component of general and administrative expense.

c)	In the third quarter 2019, we had an unrealized foreign exchange loss of $0.7 million

d)	In the third quarter 2019, we incurred $0.1 million of interest expense related to a portion of the Geneva Healthcare deferred purchase consideration.

e)	Represents the tax effect of the non-GAAP adjustments at the Company’s annual effective tax rate.

f)	After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the utilization of net operating loss carryforwards had a $4.9 million positive impact on the third quarter 2019. For the third quarter 2018, we are excluding a benefit of $1.3 million from discrete items.

	Nine Months Ended
(unaudited)	September 30, 2019
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$43,892	$34,470	$28,268	$0.78
Non-GAAP Adjustments:
Other charges (a)	7,902	7,902	7,902
Acquisition amortization (b)	10,742	10,742	10,742
Other expense adjustments (c)	-	1,479	1,479
Interest expense on contingent consideration (d)	-	240	240
Income tax effect of adjustments (e)	-	-	(4,146)
Impact of NOL utilization (f)	-	-	8,942
Non-GAAP Adjusted	$62,536	$54,833	$53,427	$1.47

	Nine Months Ended
(unaudited)	September 30, 2018
(in thousands, except per share data)	Income from Operations	Income (loss) before Income Taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$35,235	$28,558	$32,427	$0.91
Non-GAAP Adjustments:
Other charges (a)	11,623	11,623	11,623
LifeWatch amortization (b)	9,852	9,852	9,852
Other expense adjustments (c)	-	(748)	(748)
Income tax effect of adjustments (e)	-	-	(464)
(Benefit) of discrete items / NOL utilization (f)	-	-	(3,341)
Non-GAAP Adjusted	$56,710	$49,285	$49,349	$1.39

a)	For the nine months ended September 30, 2019, other charges of $7.9 million were due primarily to $5.8 million of patent litigation and other legal costs, $1.6 million of costs related to our acquisitions and $0.5 million for other non-recurring activities. For the nine months ended September 30, 2018, other charges of $11.6 million consisted of $7.9 million for the continued integration and restructuring activities related to the LifeWatch acquisition, a $1.8 million reserve for a note receivable with a bankrupt customer, $1.5 million for patent litigation, $0.8 million of other expense including legal, professional fees and depreciation, partially offset by a $0.7 million reduction in contingent consideration related to a 2016 acquisition.

b)	For the nine months ended September 30, 2019 and September 30, 2018, we recognized $10.7 million and $9.9 million of expense, respectively, related to the amortization of intangibles as a result of our acquisitions. We have excluded this amortization of intangibles from adjusted net income due to the non-operational nature of the expense. This amortization was recorded as a component of general and administrative expense.

c)	For the nine months ended September 30, 2019, we had an unrealized foreign exchange loss of $2.2 million partially offset by a $0.7 million gain associated with the termination of a former LifeWatch foreign pension plan. For the nine months ended September 30, 2018, we incurred $0.3 million of interest related to a ruling on an arbitration demand filed against LifeWatch prior to the acquisition. This was offset by an unrealized foreign exchange gain of $1.0 million. These expenses were recorded as a component of other expense.

d)	For the nine months ended September 30, 2019, we incurred $0.2 million of interest expense related to a portion of the Geneva Healthcare deferred purchase consideration.

e)	Represents the tax effect of the non-GAAP adjustments at the Company’s annual effective tax rate.

f)	After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the utilization of net operating loss carryforwards had a $8.9 million positive impact on the nine months ended September 30, 2019. For the nine months ended September 30, 2018, the Company is excluding a $3.3 million benefit from discrete items.

(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net income attributable to BioTelemetry – GAAP	$8,283	$16,001	$28,268	$32,427
Net loss attributable to noncontrolling interest	-	-	-	(946)
Provision for/(benefit from) income taxes	3,468	(1,281)	6,202	(2,923)
Total other expense	3,248	2,656	9,422	6,677
Other charges	2,598	1,330	7,902	11,623
Depreciation and amortization expense (a)	10,295	10,063	30,508	29,757
Stock compensation expense	3,636	1,355	9,662	6,278
Adjusted EBITDA	$31,528	$30,124	$91,964	$82,893
Adjusted EBITDA margin	28.3%	30.1%	28.1%	28.0%

a)	For the nine months ended September 30, 2018, depreciation and amortization expense excludes $0.5 million of expense related to the write-off of assets as a result of the dissolution of entities acquired as part of the LifeWatch acquisition. This expense is included in Other charges.

Summary Cash Flow Data

(unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2019	2018	2019	2018
Cash provided by operating activities	$16,472	$28,151	$52,602	$44,287
Capital expenditures	(7,594)	(7,561)	(23,686)	(17,498)
Free cash flow	$8,878	$20,590	$28,916	$26,789

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States, (“GAAP”), this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”). These Non-GAAP financial measures include adjusted income from operations, adjusted income before income taxes, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc., adjusted EBITDA and free cash flow. In accordance with Regulation G of the Securities and Exchange Commission, we have provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures. They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into our ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results. Management uses these Non-GAAP financial measures to assess the financial health of our ongoing operating performance. Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income attributable to BioTelemetry, Inc. for the third quarter 2019 excludes other charges of $2.6 million, $3.7 million of amortization expense related to our acquisitions, $0.7 million of unrealized foreign currency loss, $0.1 million of interest expense related to a portion of the Geneva Healthcare contingent consideration, the tax effect of these adjustments as well as the impact from the utilization of our net operating loss carryforwards. Adjusted net income attributable to BioTelemetry, Inc. for the third quarter 2018 excludes other charges of $1.3 million, $3.3 million of amortization expense related to LifeWatch intangibles, the tax effect of these adjustments as well as the impact from the utilization of our net operating loss carryforwards. By excluding expenses that are considered unnecessary to support the ongoing business, are nonrecurring in nature or which limit year over year comparability, we believe these Non-GAAP financial measures offer a meaningful representation of our ongoing operating performance. Included in these excluded items are transaction related expenses, primarily legal and professional fees, integration related expenses, primarily severance, legal fees related to patent litigation, amortization of intangibles from the LifeWatch and Geneva acquisitions, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items. These excluded charges are not part of the ongoing operations, and therefore, not reflective of our core operations. We view patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for us. We commenced patent litigation proceedings after we uncovered specific evidence of four distinct cases of misappropriation and infringement. We can choose to resolve the outstanding matters and terminate the expense at any time. We also included the income tax effect of these adjustments.

In addition to adjusted income from operations, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc. and free cash flow, we also present adjusted EBITDA. This Non-GAAP financial measure excludes loss from noncontrolling interest, income taxes, total other expense, other charges, depreciation and amortization and stock compensation expense. EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies. Adjusting our EBITDA for other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations. In addition, we also add back stock-based compensation expense because it is non-cash in nature. Other companies in our industry may calculate adjusted EBITDA in a different manner.